Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135853) and on Form S-3 (File No. 333-113583) of RAM Energy Resources, Inc. of our reports dated March 11, 2009 relating to the consolidated financial statements of RAM Energy Resources, Inc. as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and to the effectiveness of RAM Energy Resources, Inc.’s internal control over financial reporting as of December 31, 2008, which appear in the Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ UHY LLP

Houston, Texas

March 12, 2009